Tuesday, April 24, 2007

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports Earnings for the First Quarter 2007

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported basic and diluted earnings per share of $.14 for the first quarter of 2007 compared to $.12 for the previous quarter ended December 31, 2006 and $.15 for the same three month period ended March 31, 2006.

Net income for the first quarter of 2007 was $1.809 million, an increase of $195 thousand from the previous quarter ended December 31, 2006 and a decrease of $153 thousand from the same quarter in 2006. Annualized return on average equity and average assets for the first quarter of 2007 was 9.70% and .91%, respectively. This compares to 10.46% and .97% for the same period in 2006.

The company’s total assets recorded at March 31, 2007 were $803.280 million compared to $820.965 million in total assets recorded at this same time in 2006. On March 31, 2007, net loans were $501.532 million compared to $505.366 million in March 2006. Total deposits at March 31, 2007 were $596.968 million, a decrease from $619.195 million recorded at March 31, 2006.

Net Interest Income -— Net interest income was $5.716 million for the first quarter of 2007, which compares to $5.790 million in the preceding quarter and $6.154 million in the first quarter of 2006. The annualized net interest margin, on a fully taxable equivalent basis, was 3.27% for the three months ended March 31, 2007, compared to 3.31% for the fourth quarter of 2006, and 3.42% at this same time in 2006. The decline in the net interest margin and net interest income continues to be affected by the shape of the yield curve and aggressive competitive pricing in our market areas, which has caused the yield on average earning assets to not keep pace with the increasing cost of interest-bearing liabilities. During the past year, March 31, 2006 to March 31, 2007, the annualized earning assets yields increased by 35 basis points, while the annualized cost of interest bearing liabilities increased 60 basis points.

Non-Interest Income -— Non-interest income, including realized gains-on-sale of securities, was $1.597 million in the first quarter of 2007, compared to $1.173 million in the preceding quarter and $1.293 million in the first quarter of 2006. In comparison, the corporation realized a gain-on-sale of securities of $552 thousand in the quarter ended March 31, 2007 compared to $257 thousand recorded in the same quarter a year ago.

Operating Expenses -— Non-interest expenses totaled $5.118 million for the first quarter of 2007, which compares to $4.949 million for the fourth quarter of 2006 and $4.763 million for the first quarter of 2006. Non-recurring expenses amounting to approximately $128 thousand that were recognized during the quarter specifically impacted these results for the period ending March 31, 2007.

Asset Quality -— As of March 31, 2007, the non-performing loans/total loan ratio was .48%, compared to .34% at the end of 2006 and .51% at this same time in 2006. As of March 31, 2007, total non-performing loans were $2.458 million, compared to $1.722 million on December 31, 2006 and $2.609 million at this same time in 2006. On March 31, 2007, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 226%, compared to 325% in December 2006 and 225% in March 2006. During the first quarter of 2007, net chargeoffs totaled $98 thousand compared to $251 thousand in the preceding quarter and $100 thousand in the same quarter in 2006. The loan loss provision totaled $60 thousand for the quarter ending March 31, 2007 compared to $110 thousand in the quarter ended March 31, 2006.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental and economic factors. As of March 31, 2007, the ALLL/total loan ratio was 1.10% compared to 1.10% at the end of 2006 and 1.15% at March 31, 2006.

Stock Buyback -— On June 13, 2006, Farmers National Banc Corp. reauthorized the Stock Repurchase Program under which it may repurchase up to approximately 650,000 shares, or 4.9% of its outstanding common stock over a twelve-month period. During the first quarter of 2007, Farmers repurchased 85,500 common shares under this buyback program. A total of 230,500 shares have been purchased under the current buyback program.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended
	March 31, 2007	March 31, 2006
Total interest income	$11,071	$10,636
Total interest expense	5,354	4,482

Net interest income	5,717	6,154
Provision for loan losses	60	110
Other income	1,597	1,293
Other expense	5,118	4,763

Income before income taxes	2,136	2,574
Income taxes	327	612
Net income	$1,809	$1,962

Basic and diluted earnings per share	$0.14	$0.15
Cash dividends	2,086	2,071
Cash dividends per share	0.16	0.16
Book value per share	5.82	5.78
Consolidated Statements of Financial Condition	March 31, 2007	March 31, 2006
Assets
Cash and cash equivalents	$26,770	$38,629
Securities available for sale	245,894	246,765
Loans	507,088	511,236
Less allowance for loan losses	5,556	5,870

Net Loans	501,532	505,366
Other assets	29,084	30,205
Total Assets	$803,280	$820,965

Liabilities and Stockholders’ Equity
Deposits	$596,968	$619,195
Other interest-bearing liabilities	125,896	121,798
Other liabilities	4,294	4,800

Total liabilities	727,158	745,793
Stockholders’ Equity:	76,122	75,172
Total Liabilities and Stockholders’ Equity	$803,280	$820,965

Period-end shares outstanding	13,075	12,996
Ratios
Return on Average Assets (Annualized)	0.91%	0.97%
Return on Average Equity (Annualized)	9.70	10.46
Efficiency Ratio (Year-to-date)	75.69	66.24
Capital to Asset Ratio	9.48	9.16
Dividends to Net Income (Year-to-date)	115.31	105.56
Loans to Assets	63.13	62.27
Net Loans to Deposits	84.01	81.62
Allowance for Loan Losses to Total Loans	1.10	1.15
Non-performing Loans to Total Loans	0.48	0.51
Unaudited